Exhibit 99.1

Contact:	Michael Mitchell Investor Relations The Medicines Company 973-290-6000 investor.relations@themedco.com
The Medicines Company Announces Decision In PTO and FDA Litigation
PARSIPPANY, NJ, March 16, 2010 — The Medicines Company (NASDAQ: MDCO) today announced that the U.S. District Court for the Eastern District of Virginia issued an order in the Company’s lawsuit against the U.S. Patent and Trademark Office (the “PTO”), the U.S. Food and Drug Administration and the U.S. Department of Health and Human Services. The Company’s lawsuit seeks to set aside the denial of the Company’s application pursuant to the Hatch-Waxman Act to extend the term of United States Patent No. 5,196,404 (the “‘404 patent”), the principal U.S. patent that covers Angiomax.
The Court set aside the PTO’s denial of the Company’s patent term extension application and sent the matter back to the PTO for reconsideration. The Court further ordered that the PTO take the actions necessary to ensure that ‘404 patent does not expire pending resolution of the court proceedings.
About The Medicines Company
The Medicines Company (NASDAQ: MDCO) is focused on advancing the treatment of critical care patients through the delivery of innovative, cost-effective medicines to the worldwide hospital marketplace. The Company markets Angiomax® (bivalirudin) in the United States and other countries for use in patients undergoing coronary angioplasty, and Cleviprex® (clevidipine butyrate) injectable emulsion in the United States for the reduction of blood pressure when oral therapy is not feasible or not desirable. The Company’s website is www.themedicinescompany.com.
Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions, including the Company’s preliminary revenue results, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, the Company’s ability to develop its global operations and penetrate foreign markets, whether the Company’s products will advance in the clinical trials process on a timely basis or at all, whether the Company will make regulatory submissions
The Medicines Company 8 Sylvan Way Parsippany, New Jersey 07054 Tel: (973)290-6000 Fax: (973)656-9898

for product candidates on a timely basis, whether its regulatory submissions will receive approvals from regulatory agencies on a timely basis or at all, whether physicians, patients and other key decision makers will accept clinical trial results, risks associated with the establishment of international operations, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Annual Report on Form 10-K filed on March 16, 2010, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.

The Medicines Company 8 Sylvan Way Parsippany, New Jersey 07054 Tel: (973)290-6000 Fax: (973)656-9898